Exhibit 4.5

EXECUTION COPY

INTERNATIONAL SECURITIES EXCHANGE, INC.

Class A Common Stock

SUBSCRIPTION AGREEMENT

Dated as of May 31, 2002

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”), dated as of May     , 2002, between International Securities Exchange, Inc., a Delaware corporation (the “Company”), and the parties named on the signature pages hereto (the “Stockholders”).

W I T N E S S E T H :

WHEREAS, the Stockholders are being offered the opportunity to purchase an aggregate of 700,000 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), as Accredited Investors (as that term is defined in Rule 501 of Regulation D promulgated by the United States Securities and Exchange Commission (including any successor governmental agency or authority, the “Commission”) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”);

WHEREAS, each of the Stockholders desires to subscribe, on the terms and subject to the conditions set forth in this Agreement, for that number of Shares set forth opposite its name on the signature pages hereto; and

WHEREAS, the Company desires to issue such Shares to each of the Stockholders, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

The following terms shall have the definitions set forth below:

“Accredited Investor” has the meaning set forth in the first preamble of this Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Business Day” means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York.

“Closing” has the meaning set forth in Section 2.2 hereof.

“Closing Date” has the meaning set forth in Section 2.2 hereof.

“Commission” has the meaning set forth in the first preamble of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuances” has the meaning set forth in Section 2.5 hereof.

“New Shares” has the meaning set forth in Section 2.5 hereof.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union or association.

“Public Offering” means any offering of Shares to the public, either on behalf of the Company or any of its securityholders, pursuant to an effective registration statement under the Securities Act.

“Purchase Price” has the meaning set forth in Section 2.1 hereof.

“Rule 144” means Rule 144 promulgated under the 1933 Act, and any successor provision thereto.

“Securities Act” has the meaning set forth in the first preamble of this Agreement.

“Shares” has the meaning set forth in the first preamble of this Agreement.

“Stockholders” means each of the parties named in the signature pages hereto and their respective Transferees that hold Shares at the time (after the Closing) of application of a provision of this Agreement to Stockholders.

“Stockholders Agreement” means the Stockholders Agreement, attached as Exhibit A hereto.

“Transferee” shall mean all Persons acquiring Shares from a Stockholder, regardless of the method of transfer.

ARTICLE II

SUBSCRIPTION

Section 2.1. Subscription for Shares. On the terms and subject to the conditions of this Agreement, each of the Stockholders, severally and not jointly, hereby subscribes for and agrees to purchase, and the Company agrees to issue and sell to such Stockholders, the number of Shares, for the consideration (valued at approximately $35.71 per

Share), set forth below such Stockholder’s signature hereto (the “Purchase Price” of such Shares).

Section 2.2. Closing Date. The consummation of the purchase and sale of Shares contemplated by this Agreement (the “Closing”) shall take place at 60 Broad Street, New York, New York at 10:00 a.m., local time, on May 31, 2002, unless another time or place is agreed to in writing by the parties hereto (the “Closing Date”).

Section 2.3. Conditions to Closing. (a) The obligation of each party hereto to consummate the transactions contemplated by this Article II shall be conditioned on: (i) the completion of the closing under the Agreement and Plan of Merger, dated as of December 14, 2001, by and among the Company and International Securities Exchange LLC, (ii) the completion of the closing under the Agreement and Plan of Merger, dated as of April 10, 2002, by and among the Company, ETC Acquisition Corp. and Electronic Technology Corp, and (iii) the issuance, purchase of and payment for the Shares to be purchased and sold hereunder not being prohibited by any applicable law, court order or governmental regulation.

(b) The obligation of each Stockholder to consummate the transactions contemplated by this Article II shall be conditioned on (i) the representations and warranties made by the Company in this Agreement being true and correct as of the Closing Date and the Company’s delivery to the Stockholders of a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board, President or any Vice President, to such effect, (ii) there being no material adverse change in the Company’s financial condition, results of operations or business taken as a whole as of the Closing Date and (iii) the execution and delivery by the Company of the Stockholders Agreement, attached as Exhibit A hereto.

(c) The obligation of the Company to consummate the transactions contemplated by this Article II, as to each Stockholder, shall be conditioned on the execution and delivery by such Stockholder of the Stockholders Agreement.

Section 2.4. Issuances of and Payment for Shares. At the Closing, (a) the Company shall deliver to each Stockholder stock certificates registered in the name of such party and representing the Shares being purchased by such Stockholder pursuant hereto, or if the Board of Directors of the Company determines that such Shares shall be uncertificated, such Shares shall be recorded on the books of the Company in the names of the Stockholders, and the Company shall deliver any documentation required by the General Corporation Law of the State of Delaware to such Stockholder; and (b) each such Stockholder shall deliver to the Company the aggregate Purchase Price of the Shares being purchased by such party pursuant hereto, either by wire transfer of immediately available funds to an account designated in writing by the Company prior to the Closing Date or, if acceptable to the Company in its sole discretion, by certified or official bank check payable to the order of the Company.

Section 2.5. Further Issuances of Shares. (a) If the Company shall, at any time or from time to time prior to the second anniversary of the Closing Date, issue or sell any shares of Class A Common Stock or other shares with economic characteristics equivalent to those of shares of Class A Common Stock, at a price per share (the “New Issue Price”) that is less than the Purchase Price, other than Exempt Issuances (as defined below), the Company shall issue at a purchase price of par value per share, additional shares of Class A Common Stock (the “New Shares”) to each of the Stockholders, equal to the difference between (i) the number of shares of Class A Common Stock each Stockholder would have received at the New Issue Price for the aggregate consideration paid by each Stockholder for the shares of Class A Common Stock purchased pursuant hereto and (ii) the number of shares purchased by each Stockholder as set forth on the signature pages hereto.

(b) The Company shall notify each Stockholder within fifteen (15) days following any issuance of shares of Class A Common Stock at a New Issue Price pursuant to this Section 2.5, which such notice shall state the New Issue Price, the number of New Shares to be issued to each Stockholder pursuant hereto and the purchase price for such New Shares. The closing of the purchase of the New Shares shall be held at the offices of the Company on the 30th day following the date of the new issuance notice, or at such other time or place as the parties to the transaction shall agree. At such closing, the Company shall deliver to each Stockholder certificates registered in the name of such party and representing the New Shares, or if the Board of Directors of the Company determines that such New Shares shall be uncertificated, such New Shares shall be recorded on the books of the Company in the names of the Stockholders, and the Company shall deliver any documentation required by the General Corporation Law of the State of Delaware to such Stockholder. The Company represents and warrants to each Stockholder that such New Shares, when issued to the Stockholders pursuant hereto and after payment therefor, will be validly issued, fully paid and nonassessable and free and clear of any lien or encumbrance, and the issuance thereof will not be subject to any preemptive or similar right, and the Company shall so represent and warrant. Each Stockholder shall deliver at the closing payment in full in immediately available funds for the New Shares purchased by it. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

(c) All shares of Class A Common Stock issued pursuant to this Section 2.5 shall be subject to the provisions of this Agreement and the Stockholders Agreement.

“Exempt Issuances” means (i) options to purchase Class A Common Stock which may be issued pursuant to a Company stock option plan and the issuance of shares of Class A Common Stock. upon exercise thereof and (ii) capital stock of the Company issued in consideration of an acquisition by the Company of another Person, approved by the Board of Directors.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1. Company Representations and Warranties. The Company hereby represents and warrants to the Stockholders as follows:

(a) Organization. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.

(b) Due Authorization. The Company has full corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate proceedings on the part of the Company. This Agreement is a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally and, as to enforceability, general equitable principles.

(c) Capitalization. As of the date hereof, the total number of shares of capital stock which the Company is authorized to issue pursuant to its Certificate of Incorporation consists of 5,000,000 shares of Class A Common Stock, 6,000 shares of Class B Common Stock, par value $.01 per share (the “Class B Common Stock”) and 100,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”). As of the Closing Date, 3,561,662 shares of Class A Common Stock, 204 shares (approximately) of Class B Common Stock and no shares of Preferred Stock will be issued and outstanding. As of the Closing Date, no shares of capital stock of the Company will be held in the treasury of the Company. As of the Closing Date, except for options which may be granted under any Company employee stock option plan, the Company will not have outstanding any securities convertible into or exchangeable for any shares of its capital stock and (except pursuant to this Agreement) no Person will have any right against the Company to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance of any capital stock or any stock or securities convertible into, capital stock of the Company.

(d) Status of Shares. The Shares, when issued to the Stockholders pursuant to this Agreement, will be validly issued, fully paid and nonassessable and free and clear of any lien or encumbrance, and the issuance thereof will not be subject to any preemptive or similar right.

Section 3.2. Stockholder Representations and Warranties. Each Stockholder hereby severally (and not jointly) represents and warrants to the Company with respect to itself as follows:

(a) Organization; Authorization. If such Stockholder is a corporation or other entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Stockholder (i) that is an individual has full power, authority and capacity, (ii) that is a corporation or other entity has full corporate or other power and authority, to execute this Agreement and to consummate the transactions contemplated hereby. In the case of each Stockholder that is (x) an individual, this Agreement is duly and validly executed and delivered by such individual, and in the case of each Stockholder that is (y) a corporation or other entity, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or other proceedings on its part. This Agreement is a valid and legally binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally and, as to enforceability, general equitable principles.

(b) Investment Knowledge; Access to Information. Such Stockholder has sufficient knowledge and experience in business and financial matters and with respect to investments in securities to enable such Stockholder to understand and evaluate the risks of the investment in the Shares contemplated hereby to be made by such Stockholder and to form an investment decision with respect thereto, and is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof. Such Stockholder has been afforded access to information about the Company, the Company’s financial condition and about the Shares sufficient to enable it to evaluate such Stockholder’s investment in the Shares. Such Stockholder further acknowledges that it has been afforded the opportunity (i) to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms of the offering of the Shares and the merits and risks of investing in the Shares and (ii) to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense.

ARTICLE IV

MISCELLANEOUS

Section 4.1. Amendment; Termination. This Agreement shall not be modified or amended, as between the Company and any Stockholder, except by a writing duly executed by or on behalf of the Company and such Stockholder. This Agreement shall terminate, as between the Company and any Stockholder, (a) at any time prior to the Closing by mutual written agreement of the Company and such Stockholder, (b) at any time prior to the Closing, by the Company or such Stockholder, in the event of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five (5) Business Days following notification thereof by the terminating party, (c) at any time after

September 30, 2002 by the Company or such Stockholder upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party, or (d) on the date that is two (2) years following an initial Public Offering, if not earlier terminated pursuant hereto.

Section 4.2. Notices. All notices to be given by any party hereunder shall be in writing and shall be deemed to have been duly given if mailed, by first class or registered mail, five (5) Business Days after mailing by first class mail or if telecopied or delivered by hand or reputable overnight courier, when confirmation is received, in each case as follows: (i) in the case of any Stockholder, to such Stockholder at its address set forth in the stock ledger of the Company; and (ii) in the case of the Company, to:

International Securities Exchange, Inc.

60 Broad Street

New York, New York

Attn: Michael Simon, Esq.

The parties may change their respective addresses for purposes of notice hereunder by giving notice of such change to all other parties in the manner provided in this Section 5.2.

Section 4.3. Binding Effect. This Agreement supersedes all prior negotiations, statements and agreements of the parties hereto with respect to the subject matter of this Agreement, and shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. If any Transferee of any Stockholder shall acquire any Shares in any manner, whether by operation of law or otherwise, such Shares shall be held subject to all of the terms of this Agreement, and by taking and holding such Shares such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement, provided, that Shares which have been distributed in a registered Public Offering to Persons other than Stockholders shall no longer be subject to this Agreement.

Section 4.4. Complete Agreement. This Agreement and the Stockholders Agreement represent the entire agreement among the Stockholders and the Company with respect to the matters set forth herein, and the parties hereto acknowledge that there have been no representations, warranties, covenants or agreements made by any party hereto other than those contained in this Agreement. It is recognized that the Stockholders have also entered into, or will enter into, a Stockholders Agreement with the Company, which remains in full force and effect.

Section 4.5. Counterparts. This Agreement may be executed in counterparts, each of which shall be executed by or on behalf of the Company and one or more Stockholders and all of which shall be deemed to be one and the same agreement.

Section 4.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. By execution and delivery of this Agreement, each of the Stockholders accepts, generally and unconditionally, the nonexclusive jurisdiction of the state or federal courts in New York.

Section 4.7. Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties to this Agreement fail to comply with any of the obligations imposed on them by this Agreement and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 4.8. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

Section 4.9. Recapitalization, etc. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to Stockholders or combination of the Shares or any other change in the Company’s capital structure, appropriate adjustments shall be made to the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

IN WITNESS WHEREOF, the undersigned, thereunto duly authorized, have hereunto set their respective hands as of the day and year first above written.

THE COMPANY:

INTERNATIONAL SECURITIES EXCHANGE, INC.

By:	/s/ MICHAEL SIMON
Secretary

STOCKHOLDERS:

ADIRONDACK TRADING PARTNERS LLC

By:	/s/ BRUCE UNGAR
Number of Shares: 35,000
Consideration: $1,250,200

BEAR, STEARNS & CO. INC.

By:	/s/ RICHARD R. LINDSEY
Number of Shares: 70,000
Consideration: $2,500,400

BEAR WAGNER SPECIALISTS LLC

By:	/s/ MICHAEL L. WINCHELL
Number of Shares: 70,000
Consideration: $2,500,400

DEUTSCHE BANK SECURITIES INC.

By:	/s/ ALAN CAPILUPI
Number of Shares: 175,000
Consideration: $6,251,000

THE GOLDMAN SACHS GROUP, INC.

By:	/s/ SCOTT PRINCE
Number of Shares: 175,000
Consideration: $6,251,000

STRATEGIC INVESTMENTS I, INC.

By:	/s/ R. SHELDON JOHNSON
Number of Shares: 175,000
Consideration: $6,251,000